SCHEDULE 14A INFORMATION
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

[_]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[_]	Soliciting Material Under Rule 14a-12

Alliance California Municipal Income Fund, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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[X] No fee required.

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IMPORTANT NOTICE REGARDING YOUR INVESTMENT IN:

ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC.

VOTING HAS BEEN EXTENDED UNTIL NOVEMBER 14, 2018

PLEASE VOTE THE WHITE PROXY CARD NOW!

Recently, we sent you proxy material regarding a stockholder meeting for Alliance California Municipal Income Fund that has been adjourned to November 14, 2018. Your vote is important no matter the number of shares you own. Please vote promptly the WHITE proxy card so that your vote can be received by the rescheduled November 14, 2018 meeting of stockholders. Vote the WHITE proxy card today!

Institutional Shareholder Services or ISS, America’s leading proxy advisory firm, recently released its voting recommendation regarding the Fund. ISS has recommended that shareholders vote WITH fund management FOR the new advisory agreements. ISS provided several reasons for its recommendation, including that the Fund has delivered positive absolute returns to its shareholders and has outperformed its peers and index.

In addition to proxy materials provided by the Fund, you may have received proxy materials with a GREEN proxy card from Bulldog Investors, Inc. As you may or may not know, Bulldog is a repeat activist investment firm, which purchases stock in closed-end funds at a discount and then launches disruptive and costly battles to agitate for actions, such as open-ending, that we believe are designed to serve its short-term interests. Using its well-worn playbook, Bulldog has recently increased its investment in the Fund apparently for the purpose of opposing approval of the new investment advisory agreements. We believe that Bulldog simply wants a quick return on its investment at the expense of long-term stockholders.

We believe a vote with Bulldog will harm your investment in the Fund:

•	Failure to approve the new advisory agreements would leave the Fund without an investment adviser, which would require additional proxy solicitations.
•	Open-ending the Fund would be disruptive to the Fund and its portfolio by, among other things, limiting its ability to utilize leverage as it currently does and would likely result in a substantial decrease in assets of the Fund, with a corresponding increase in the Fund’s expense ratio. In addition, you would no longer benefit from the unique aspects of the closed-end structure (a structure in which you have chosen to invest), including the ability to reinvest dividends at a discount to net asset value (NAV) when the Fund’s shares trade at a discount.

We believe the Fund in its current form has served its stockholders well since its inception in 2002 and continues to be in the best interests of all stockholders. The Fund has, for example, provided attractive monthly tax-exempt income and distributed over $107 million in tax-exempt income since its inception; and the Fund’s current yield at NAV is 3.51% as of October 12, 2018.

Protect your investment in the Fund and ensure the uninterrupted provision of advisory services to the Fund by voting the WHITE proxy card today “FOR” the proposal (at www.proxyvote.com or by telephone [800-690-6903] or by signing and returning the WHITE proxy card by mail.) No matter how many shares you own, your vote is important.

Please do NOT return the GREEN proxy card. There is no need for you to do so, and it could nullify your votes cast using the WHITE proxy card. Thank you for your continued support.

Sincerely,

Robert M. Keith
President

Alliance Advisors*	Shareholder Services Department

October 17, 2018

URGENT

Re: Your Investment in Alliance California Municipal Income Fund

Dear (Name),

As you may be aware, Alliance California Municipal Income Fund recently had to adjourn their stockholder meeting until November 14, 2018.

Please call us immediately to discuss the above matter at 844-670-2142, Monday through Friday between 9 a.m. and 10 p.m. and Saturday between 10 a.m. and 6 p.m. Eastern time.

This important vote will take only a moment of your time. Alliance Advisors has been engaged by Alliance California Municipal Income Fund, Inc. to contact you.

Thank you in advance for your assistance with this matter.

Sincerely,

Melissa Carlson

Assistant Vice President

*Not affiliated with Alliance California Municipal Income Fund

Alliance Advisors, LLC - 200 Broadacres Drive - Bloomfield NJ 07003